Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                       Votes for   Votes withheld
Liaquat Ahamed         10,012,671  511,841
Ravi Akhoury           10,000,152  524,360
Barbara M. Baumann     10,067,778  456,734
Jameson A. Baxter      10,066,628  457,884
Charles B. Curtis      10,058,836  465,676
Robert J. Darretta     10,082,209  442,303
Katinka Domotorffy     10,023,772  500,740
John A. Hill           10,078,829  445,684
Paul L. Joskow         10,089,077  435,435
Kenneth R. Leibler     10,079,060  445,452
Robert E. Patterson    10,080,741  443,771
George Putnam, III     10,044,472  480,040
Robert L. Reynolds     10,065,052  459,460
W. Thomas Stephens     10,060,559  463,953

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against  Abstentions   Broker non-votes
8,356,334     302,928        438,853       1,426,398

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for     Votes against  Abstentions   Broker non-votes
8,337,944     333,792        426,378       1,426,398

All tabulations are rounded to the nearest whole number.